Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-290760) of Hycroft Mining Holding Corporation (the “Company”) of our report dated March 5, 2025 relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Dallas, Texas

October 24, 2025